NEWS RELEASE

       Provident Financial Group, Inc. & Fidelity Financial of Ohio, Inc.
                          Announce Definitive Agreement
                   to Merge Fidelity Financial into Provident

Cincinnati, August 16, 1999 -- Provident Financial Group, Inc. (Nasdaq: PFGI) and Fidelity Financial of Ohio, Inc. (Nasdaq: FFOH) today announced that they have signed a definitive agreement whereby Fidelity Financial and its subsidiary will merge into Provident Financial Group, Inc. and its subsidiary, The Provident Bank. Fidelity Financial, with $808.5 million in assets, operates 15 full-service banking offices in the Cincinnati, Ohio area through its subsidiary, Centennial Bank.

Under terms of the agreement, Fidelity Financial shareholders will receive shares of Provident common stock having an aggregate value of $191.6 million. The final exchange ratio will be determined based on Provident's 10-day average closing price ending on the date in which the last regulatory approval required to consummate the merger is granted. Fidelity Financial shareholders will receive $21.00 worth of Provident common stock if Provident's average per share price during the pricing period is between $40.00 and $44.50. If Provident's price is less than $40.00, Fidelity Financial shareholders will receive a fixed exchange ratio of 0.525 shares of Provident. If Provident's price is more than $44.50, Fidelity Financial shareholders will receive a fixed exchange ratio of
0.4719 shares of Provident. Based on Provident's closing stock price of $42.625 on August 13,1999, Fidelity Financial shareholders would receive 0.4927 shares of Provident common stock for each Fidelity Financial share. Fidelity Financial has agreed to grant Provident an option to acquire 19.9 percent of the outstanding stock of Fidelity Financial, exercisable under certain conditions.

The transaction, which will be accounted for as a pooling-of-interests, is expected to close late in the fourth quarter of 1999 or early in the first quarter of 2000. Due diligence work, including an assessment of Year 2000 readiness has been completed by both companies and their advisors. The transaction, approved by the boards of directors of both companies, is subject to approval by Fidelity Financial shareholders and customary regulatory approval. The transaction will be neutral to Provident's earnings per share and the company expects to take an estimated one-time, acquisition-related, after-tax charge of $12.0 million during the quarter in which the transaction closes.

"Fidelity Financial of Ohio is a quality institution that will allow us continued expansion of our local retail banking network and deposit base within the greater Cincinnati area," said Provident president and chief executive officer, Robert L. Hoverson. "The Fidelity Financial transaction is our second announced acquisition this month. On August 2nd, we announced the acquisition of OHSL Financial Corp. Both transactions, when finalized, will increase Provident's deposit base by approximately $820 million."

"We are proud to affiliate with Provident, a well-respected Cincinnati institution that shares our community-oriented values and banking philosophies," said Robert R. Sudbrook, president and chief executive officer of Fidelity Financial. "This relationship will provide our employees with increased opportunities and give our customers a wider range of products and services as well as access to a greater number of convenient banking locations. It is encouraging to know that we will be able to serve our existing customers as well as new ones the way we always have. Our shareholders will also realize significant benefits by being investors in a $2 billion market capitalized financial institution."

About Provident Financial Group, Inc.
Provident Financial Group, Inc., a Cincinnati-based commercial banking and financial services company with $8.5 billion in on-balance sheet assets and $13.0 billion in managed assets, provides full-service national and regional commercial and retail banking operations through The Provident Bank and the Provident Bank of Florida. Additional company information is available at http://www.provident-financial.com.

About Fidelity Financial of Ohio, Inc.
Fidelity Financial of Ohio, Inc. operates 15 full-service banking offices in Hamilton and Butler counties in southwestern Ohio through its subsidiary Centennial Bank. Centennial offers a variety of commercial lending and business checking products as well as mortgage and consumer loan products.

For further information, please contact:
Provident Financial Group, Inc.
Christopher J. Carey
Executive Vice President & Chief Financial Officer
513-639-4644 / 800-851-9521
e-mail:  InvestorRelations@provident-financial.com

Fidelity Financial of Ohio, Inc.
Paul D. Staubach
Senior Vice President & Chief Financial Officer or
Gregory P. Niesen
Senior Vice President & Treasurer
513-922-5959